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                                                                      EXHIBIT 23





                        CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
BTG, Inc.:

                 We consent to incorporation by reference in the registration statements (Nos. 33-97302 and 333-10473) on Form S-8 of BTG, Inc. and subsidiaries of our reports dated May 29, 1998, relating to the consolidated balance sheets of BTG, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1998, and related schedule, which reports appear in the March 31, 1998 annual report on Form 10-K of BTG, Inc. and subsidiaries.





                                        KPMG Peat Marwick LLP


McLean, Virginia
June 29, 1998